Exhibit 99

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy                   Lisa K. Vansickle
           President and                          Senior Vice President and
           Chief Executive Officer                Chief Financial Officer
           First Banks, Inc.                      First Banks, Inc.
           (314) 592-5000                         (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA  - (First Preferred Capital Trust IV, an  affiliated  trust of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

            First Banks, Inc. Announces Second Quarter 2007 Earnings

         St. Louis, Missouri, July 26, 2007. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $19.8 million for the three months ended June 30, 2007, compared to $19.2 million for the three months ended March 31, 2007, and $22.1 million for the three months ended June 30, 2006. The Company reported earnings of $39.0 million for the six months ended June 30, 2007, compared to $51.1 million for the comparable period in 2006. The Company's return on average assets for the three and six months ended June 30, 2007 was 0.76% and 0.77%, respectively, compared to 0.94% and 1.10% for the comparable periods in 2006, and the Company's return on average stockholders' equity was 9.50% and 9.56% for the three and six months ended June 30, 2007, respectively, compared to 12.35% and 14.58% for the comparable periods in 2006. The Company's return on average assets and return on average stockholders' equity for the three months ended March 31, 2007 were 0.77% and 9.62%, respectively.

         Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "Our financial results for the second quarter of 2007 compared to the same period last year reflect compression of net interest margin due primarily to increased deposit costs, competitive pressures on loan yields, along with impacts from the inverted yield curve. In addition, the quarter was negatively impacted by higher noninterest expense levels related to recent acquisitions and expansionary activities."

         Net interest income increased to $96.8 million and $191.6 million for the three and six months ended June 30, 2007, respectively, compared to $95.7 million and $186.5 million for the comparable periods in 2006 reflecting an increase in average interest-earning assets offset by a compression in the net interest margin and an increase in average interest-bearing liabilities. Net interest margin declined to 4.09% and 4.12% for the three and six months ended June 30, 2007, compared to 4.41% and 4.36% for the same periods in 2006. The decrease in net interest margin primarily resulted from an increase in higher priced deposits driven by competitive conditions within the Company's markets as well as the inverted yield curve. The average rates paid on interest-bearing deposits increased 62 and 75 basis points for the three and six months ended June 30, 2007, respectively, compared to the same periods in 2006, while the average yield earned on interest-earning assets increased 22 and 38 basis points for the three and six months ended June 30, 2007, respectively, from the same periods in 2006, contributing to a reduction of the Company's net interest margin.

         The provision for loan losses increased to $5.5 million and $9.0 million for the three and six months ended June 30, 2007, respectively, compared to $5.0 million and $6.0 million for the comparable periods in 2006. The increase in the provision for loan losses was primarily driven by loan growth along with increased net loan charge-offs and a decline in asset quality related to our one-to-four family residential loan portfolio. The allowance for loan losses was $142.9 million at June 30, 2007, compared to $145.7 million at

December 31, 2006, representing 1.79% and 1.90% of loans, net of unearned discount, respectively, and 225.19% and 299.05% of nonperforming loans, respectively. The Company recorded net loan charge-offs of $4.7 million and $14.7 million for the three and six months ended June 30, 2007, respectively, compared to net loan charge-offs of $1.2 million and net loan recoveries of $2.1 million for the comparable periods in 2006. Net loan charge-offs for the three and six months ended June 30, 2007 include $3.2 million and $8.7 million, respectively, of charge-offs associated with the Company's one-to-four family residential portfolio. Net loan charge-offs for the six months ended June 30, 2007 include charge-offs of $4.3 million recorded in conjunction with the transfer of certain repurchased and other nonperforming residential mortgage loans to the loans held for sale portfolio and subsequent sale in April 2007 resulting in a pre-tax gain of $851,000. Net loan charge-offs for the six months ended June 30, 2007 also include a charge-off of $2.5 million during the first quarter of 2007 on a residential development and construction credit relationship. The Company recorded net loan recoveries of $2.1 million for the first six months of 2006, primarily as a result of a $5.0 million recovery on the payoff of a single nonperforming loan. Mr. McCarthy commented, "In early 2007, we made the decision to discontinue originating and selling sub-prime loans as a result of the unstable market conditions surrounding these loan products. While we have experienced a higher level of charge-offs related to our one-to-four family residential loan portfolio during the first six months of 2007, our recourse risk on sub-prime loans that we previously sold in the secondary market expires throughout the remainder of 2007."

         Nonperforming loans were $63.5 million, or 0.79% of loans, net of unearned discount, at June 30, 2007, compared to $48.7 million, or 0.64% of loans, net of unearned discount, at December 31, 2006. The increase in nonperforming loans primarily resulted from an increase of $8.3 million within the Company's one-to-four family residential portfolio to $27.2 million at June 30, 2007 compared to $18.9 million at December 31, 2006 driven by current market conditions and repurchases of certain residential mortgage loans sold with recourse that were placed back into the Company's loan portfolio, as well as the overall impact of sub-prime products experienced throughout the mortgage banking industry. The Company's involvement in the sub-prime market has been specifically limited to origination and subsequent sale of these loan products in the secondary market. The increase in nonperforming loans is also attributable to an increase of $7.7 million within the Company's land acquisition, development and construction loan portfolio to $21.0 million at June 30, 2007 compared to $13.3 million at December 31, 2006, resulting from a slowdown in home sales and real estate values in many of the Company's markets.

         Noninterest income decreased to $24.0 million and $48.6 million for the three and six months ended June 30, 2007, respectively, compared to $25.9 million and $51.4 million for the comparable periods in 2006 primarily due to a decline in mortgage banking revenues including significantly reduced gains on loans sold and held for sale. The gain on loans sold and held for sale decreased to $4.6 million and $8.5 million for the three and six months ended June 30, 2007 compared to $6.1 million and $12.9 million for the same periods in 2006 due primarily to a decrease in volume of loans originated and sold. Gains on loans sold and held for sale for the six months ended June 30, 2006 also include a $1.7 million gain on the sale of certain nonperforming loans and $2.1 million of increased loan servicing income generated from the capitalization of mortgage servicing rights related to the securitization of $138.9 million of residential mortgage loans. The overall decline in noninterest income was partially offset by increased revenue from service charges on deposits and customer service fees generated by higher deposit levels and changes in the overall mix of the Company's deposit portfolio; and increased insurance fee and commission income generated through the Company's recently acquired subsidiaries purchased in March and May of 2006.

         Noninterest expenses increased to $84.4 million and $170.1 million for the three and six months ended June 30, 2007, respectively, compared to $81.1 million and $155.9 million for the same periods in 2006. Mr. McCarthy commented, "Our increased noninterest expense levels were anticipated and are commensurate with the significant expansion of our banking franchise during 2006 and 2007 through the acquisition of banks and other financial service companies in our key markets and the opening of five de novo branch offices during the first six months of 2007. We have been taking steps, however, to reduce the level of our noninterest expenses and improve our operating efficiency, as evidenced by an improvement in our efficiency ratio from 71.75% for the three months ended March 31, 2007 to 69.89% for the three months ended June 30, 2007." First Banks' acquisition and de novo activities during 2006 and 2007 added an aggregate of 23 branch offices. The primary increases in noninterest expenses included salaries and employee benefits expenses, which increased to $43.7 million and $89.0 million for the three and six months ended June 30, 2007, respectively, from $42.6 million and $82.1 million for the same periods last year; occupancy and furniture and equipment expenses, which increased to $12.4 million and $24.4 million from $10.5 million and $20.7 million, respectively; and amortization of intangible assets, which increased to $3.2 million and $6.2 million from $1.7 million and $3.2 million, respectively.

         Total assets increased $320.0 million to $10.48 billion at June 30, 2007, from $10.16 billion at December 31, 2006, and increased $863.5 million from $9.62 billion at June 30, 2006. The Company's acquisition of Royal Oaks Bancshares, Inc. and its wholly owned banking subsidiary, Royal Oaks Bank, ssb, ("Royal Oaks") on February 28, 2007, provided $206.9 million in assets and six branch banking offices. Loans, net of unearned discount, increased to $7.99 billion at June 30, 2007, from $7.67 billion at December 31, 2006, reflecting internal growth and the addition of $175.5 million of loans associated with the acquisition of Royal Oaks.

         Total liabilities increased $288.2 million to $9.65 billion at June 30, 2007 from $9.36 billion at December 31, 2006. Deposits increased to $8.75 billion at June 30, 2007, from $8.44 billion at December 31, 2006, primarily as a result of growth in savings and money market deposits through enhanced product campaigns. The acquisition of Royal Oaks provided deposits of $159.1 million. The Company also reduced its notes payable by $30.0 million during the first six months of 2007 through principal repayments.

         Total stockholders' equity increased to $832.3 million at June 30, 2007 from $800.4 million at December 31, 2006. The increase is a result of net income of $39.0 million and a cumulative effect of change in accounting principle of $2.5 million partially offset by dividends of $328,000 and an increase in accumulated other comprehensive loss of $9.3 million attributable to a decline in the fair value of the Company's investment securities portfolio.

         First Banks had assets of $10.48 billion at June 30, 2007 and currently operates 197 branch banking offices in California, Illinois, Missouri and Texas.

                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking
                                       ------------------
statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.



                                              FIRST BANKS, INC.
                                              FINANCIAL SUMMARY
                                    (in thousands, except per share data)
                                                 (unaudited)


                                            Selected Operating Data


                                                                 Three Months Ended           Six Months Ended
                                                           ------------------------------   --------------------
                                                            June 30,  March 31,  June 30,    June 30,   June 30,
                                                              2007       2007      2006        2007       2006
                                                              ----       ----      ----        ----       ----

   Interest income......................................   $177,319    171,827    157,731     349,146    304,965
   Interest expense.....................................     80,548     76,966     62,051     157,514    118,419
                                                           --------   --------   --------    --------   --------
       Net interest income..............................     96,771     94,861     95,680     191,632    186,546
   Provision for loan losses............................      5,500      3,500      5,000       9,000      6,000
                                                           --------   --------   --------    --------   --------
       Net interest income after provision for
           loan losses..................................     91,271     91,361     90,680     182,632    180,546
                                                           --------   --------   --------    --------   --------
   Noninterest income...................................     24,037     24,583     25,879      48,620     51,376
   Noninterest expense..................................     84,435     85,701     81,051     170,136    155,866
                                                           --------   --------   --------    --------   --------
       Income before provision for income taxes and
           minority interest in income (loss) of
           subsidiary...................................     30,873     30,243     35,508      61,116     76,056
   Provision for income taxes...........................     11,092     10,950     13,500      22,042     25,203
                                                           --------   --------   --------    --------   --------
       Income before minority interest in income
           (loss) of subsidiary.........................     19,781     19,293     22,008      39,074     50,853
   Minority interest in income (loss) of subsidiary.....         31         70        (78)        101       (236)
                                                           --------   --------   --------    --------   --------
       Net income.......................................   $ 19,750     19,223     22,086      38,973     51,089
                                                           ========   ========   ========    ========   ========

   Basic earnings per common share......................   $ 829.17     804.12     927.86    1,633.29   2,145.35
                                                           ========   ========   ========    ========   ========

   Diluted earnings per common share....................   $ 821.63     799.23     916.31    1,620.45   2,118.11
                                                           ========   ========   ========    ========   ========


                                           Selected Financial Data


                                                                         June 30,     December 31,     June 30,
                                                                           2007           2006           2006
                                                                           ----           ----           ----

   Total assets......................................................  $10,478,735     10,158,714      9,615,227
   Investment securities.............................................    1,353,491      1,464,946      1,187,059
   Loans, net of unearned discount...................................    7,988,576      7,666,481      7,600,591
   Allowance for loan losses.........................................      142,922        145,729        147,383
   Goodwill and other intangible assets..............................      317,786        295,382        258,895
   Deposits..........................................................    8,753,394      8,443,086      8,065,945
   Other borrowings..................................................      434,971        373,899        327,996
   Notes payable.....................................................       35,000         65,000         85,000
   Subordinated debentures...........................................      302,166        297,966        304,270
   Stockholders' equity..............................................      832,295        800,435        719,373
   Nonperforming assets..............................................       71,508         55,163         78,490


                                          Selected Financial Ratios


                                                                  Three Months Ended           Six Months Ended
                                                            ------------------------------    ------------------
                                                            June 30,   March 31,  June 30,    June 30,  June 30,
                                                              2007       2007       2006        2007      2006
                                                              ----       ----       ----        ----      ----

   Return on average assets.............................      0.76%      0.77%      0.94%       0.77%     1.10%
   Return on average equity.............................      9.50       9.62      12.35        9.56     14.58
   Net interest margin..................................      4.09       4.15       4.41        4.12      4.36
   Efficiency ratio.....................................     69.89      71.75      66.68       70.82     65.51
